EXHIBIT 99.2

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Corporation Settles 6% Convertible Debentures

Pompano Beach, FL – October 23, 2003 – Visual Data Corporation (Nasdaq: VDAT), today reported it has completed a Redemption Agreement with Palladin Opportunity Fund, L.L.C. and Halifax Fund, L.P. (hereafter referred to collectively as “Palladin”) with respect to a 6% Convertible Debenture Due December 8, 2003 and a 6% Convertible Debenture Due May 24, 2004 held by Palladin.

Under the terms of the agreement, Visual Data has redeemed a portion of the 6% Convertible Debentures for approximately $610,000.00 in cash and Palladin converted the balance into an aggregate of 300,000 shares of VDAT common stock which the Company has been advised has been sold.

To facilitate this settlement, Visual Data raised approximately $860,000 under a private financing transaction. The Company issued approximately 410,000 shares of unregistered common stock and granted approximately 82,000 four-year warrants with an exercise price of $3.00 per share.

Randy Selman, President and CEO of Visual Data stated, “I am pleased to announce that with the successful completion of this transaction our debt elimination/restructuring program now been completed and with the exception of the long term loan and ordinary course of business payables, all other obligations of the Company have been eliminated or satisfied. With a clean balance sheet we believe it will make it easier for us to do business with a broader range of companies that may have had some reservations after reviewing our financial condition.”

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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